Exhibit 10.9

COMMERCIAL LEASE AGREEMENT

THIS LEASE AGREEMENT is effective the 1st day of May, 2019, by and between PJ LLC whose mailing address is 7313 International Place, Suite 120, Sarasota, Florida 34240, its successors and or assigns, hereinafter referred to as Landlord, and, Invo BioScience LLC whose mailing address is 5582 Broadcast Court, Sarasota, Florida 34240, hereinafter referred to as Tenant.

ARTICLE I

BASIC LEASE INFORMATION

In addition to the terms that are defined or modified elsewhere in this Lease, the following defined terms are used in this Lease:

1.1

Commencement Date. The Commencement Date of the Lease shall be upon full execution of this Lease by both parties, however, for purposes of calculating adjustments to Rent, the Commencement Date shall be deemed to be May 1, 2019.

1.2	Term. The "Term" shall consist of a Period from May 1, 2019 for five (5) years through April 30, 2024.
1.3	Option to Renew. Tenant shall have one option to renew this Lease for an additional three (3) year term with three (3) percent annual increase as follows:

Option Period One	*Date of Option Period: May 1, 2024 to April 30, 2027	**Option Exercise Period: December 1, 2023 to March 1, 2024

* The date of the Option Period will commence on the first day immediately following the last day of the Initial Period.

** The Option Exercise Period is the period during which Tenant must notify Landlord of its exercise of its option to renew the Lease. If Landlord does not receive the written notice within the Option Exercise Period, Tenant shall be deemed not to have exercised its option to renew the Lease. Time is of the essence in this regard.

1.4

Premises. Landlord does hereby lease to Tenant, and Tenant does hereby rent from Landlord, the premises located at 5582 Broadcast Court, Sarasota, Florida 34240, as legally described on Exhibit "A" attached hereto and hereby made a part hereof consisting of approximately 1,223 rentable square feet.

Landlord also agrees to lease the premises furnished in "as is" turnkey condition including, if any, all existing furniture and equipment currently located in the rental premises. However, Tenant agrees that any replacement or maintenance of any of the existing furnishings or equipment shall be at Tenant's sole expense.

1.5     Modified Gross Rent. The term "Modified Gross Rent" shall, for the first year of the Initial Period, be payable to PJ LLC in the amount of $1,850 per month plus applicable sales tax of 6.7% on the rent for a total of $1,973.95 per month, which shall commence on May 1, 2019. If amount is scheduled to change during the first year refer to paragraph 1.6.

1.6 Deleted.

1.7 Security Deposit. $1,850 payable with first month's rent.

1.8 Permitted Use. General office.

1.9 Additional Defined Terms.

(a)	Building. The building in which the Premises are located.

(b)

Common Facilities. All common areas (including, without limitation, all parking areas, driveways, sidewalks, entrances, exits, improvements, facilities) which are designated by Landlord from time to time as being for the general use, in common, of all tenants of the Building, their officers, agents, employees, contractors. invitees and servants.

(c)	Lease. This Lease (including any exhibits) as it may be amended from time to time.

(d)	Property. The office known as 5582 Broadcast Court, Sarasota, Florida 34240.

The land and Building located in Sarasota, Florida (Sarasota County), as described in the legal description attached hereto as Exhibit "A".

(e)	Rent. All amounts, monies, charges or other sums payable by Tenant under this Lease, including without limitation: (i) Modified Gross Rent, and (ii) Sales Tax.

(f)

Tenant's Property. Tenant's office furnishings, furniture, appliances, equipment, business machines or fixtures, inventory, supplies, decorations and other items of Tenant's personal property {or the personal property of Tenant's affiliates, principals, agents, contractors, employees, guests and/or invitees) placed in or about the Premises by Tenant (or such other persons) during the Term.

ARTICLE II

DEMISE OF PREMISES

In consideration of the rents and covenants herein stipulated to be paid and performed by Tenant and upon the terms and conditions herein specified, Landlord leases to Tenant and Tenant leases from Landlord the Premises, for the duration of the Term.

ARTICLE III

TERM AND RENEWALS

3.1

Term. Subject to the terms, covenants, agreements, and conditions contained herein, this Lease shall commence on the Commencement Date and shall terminate on the Termination Date, lasting for the Term. There shall be no delay in the Commencement Date of this Lease or payment of Rent as provided where Tenant fails to occupy the Premises.

3.2

Renewal of Term. Tenant shall have the right to renew the Term, beyond the Initial Period, for the additional term of three (3) years as specified in Paragraph 1.10 above, provided that: (a) this Lease shall not have been previously terminated in accordance with the terms hereof; (b) Tenant is not in default of any of its obligations under this Lease at the time of Tenant's exercise of its option to renew; (c) Tenant has not been in default of its obligations under this Lease, for any consecutive three (3) month period within the twelve (12) month period prior to the time of Tenant's exercise of its option to renew, in an amount equal to or greater than the Monthly Modified Gross Rent; (d) Tenant has not assigned or sublet the Premises during the previous period (i.e., the Initial Period or the previous Option Period, as applicable); and (e) this Lease, for the duration of any Option Period, shall be subject to all terms and conditions in this Lease. The option to renew shall be given by Tenant. in writing, during the Option Exercise Period specified in paragraph 1.10 above. Time is of the essence with respect to the giving of such notice.

ARTICLE IV

RENT

4.1	Rent.

(a)

Generally. Tenant agrees to pay all Rent when due and payable, without any setoff, deduction, or prior demand to Landlord at the address given for Landlord at the beginning of this Lease, or at such other address as Landlord may, from time to time, designate in a notice to Tenant for this purpose, Rent shall be deemed paid upon the date received by Landlord or Landlord's managing agent. Tenant shall make reasonable attempts to secure direct banking arrangements so that its Rent payment obligations each month can be automatically transferred from Tenant's bank account to Landlord's bank account for direct deposit.

(b)

No Accord and Satisfaction. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

4.2	Modified Gross Rent.

(a)	Generally. Tenant shall pay monthly Modified Gross Rent on or before the first day of each calendar month during the term of this Lease.

Date	Rent	Total
5/1/2019	$1850.00	$1973.95
5/1/2020	$1905.50	$2033.17
5/1/2021	$1962.67	$2094.16
5/1/2022	$2021.54	$2156.99
5/1/2023	$2082.19	$2221.70

(b)

Adjustment to Modified Gross Rent. Commencing on the first anniversary of the Commencement Date and as of each anniversary thereafter, the Modified Gross Rent for the immediately succeeding year shall be increased by three (3) percent over the existing Modified Gross Rent amount or the Consumer Price Index for the previous twelve months, whichever is greater

NOTE: If a percentage is used it is based on three per cent for illustrative purposes only - it may be more based on the CPI for the previous twelve months.

(c)

Tenant shall make the applicable adjustments to Modified Gross Rent as set forth above, without notice, and it is Tenant's obligation to pay the Adjusted Modified Gross Rent without the necessity of Landlord's demand for same.

4.3

Sales Tax. All State of Florida sales, use, or personal property tax, tax on rentals, and any other charge or tax imposed on the privilege of renting which may be required by law shall be paid by Tenant to Landlord on a monthly basis, with the next installment of Monthly Modified Gross Rent.

ARTICLE V

SECURITY DEPOSIT

5.1

Payment of Security Deposit. Landlord shall hold the Security Deposit without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Modified Gross Rent (specifically including the last installment of Monthly Modified Gross Rent), an advance payment of any rental adjustment, or Additional Rent as provided herein, or a measure of the damages which would be suffered by Landlord in the case of a default by Tenant.

5.2

Application and Restoration of Security Deposit. It is agreed that Landlord may, at its option, at the time of any default by Tenant under any terms, provisions, covenants, or conditions of this Lease, apply the Security Deposit or any part thereof towards the payment of Rent and all other sums payable by Tenant under this Lease and towards the performance of each and every one of Tenant's covenants under this Lease. In that event, Landlord shall notify Tenant in writing of such application and Tenant shall deposit with Landlord such amount of cash as is necessary to fully restore the original Security Deposit. Tenant's failure to fully restore the Security Deposit within ten (10) days after such notice shall be an event of default under this Lease. Within thirty (30) days of the termination of this Lease, Landlord shall return to Tenant the Security Deposit less any sums thereof which have been applied by Landlord to cure a default of Tenant or applied to any damages suffered by Landlord. Tenant shall return to Landlord all keys, passes, parking tags or cards, and other items of access upon vacating the Premises. Any so items not returned to Landlord shall be charged to Tenant or taken from Tenant's Security Deposit, as the case may be.

5.3

Assignment of Security Deposit. If Landlord transfers its interest in the Premises while this Lease is in effect, Landlord may assign the Security Deposit to the transferee and thereafter have no further obligation for the return of such Security Deposit.

ARTICLE VI

USE OF PREMISES AND LANDLORD'S RIGHTS

6.1     Permitted Use.

(a)

Generally. Tenant may use the Premises for the Permitted Use or such other purposes as Landlord may approve in writing, in advance, but for no other purpose. Landlord reserves the right to approve or deny any other use, to be determined in Landlord's sole discretion.

(b)

Tenant's Covenants Regarding Use. Tenant shall use and maintain the Premises in a clean, careful, safe, and proper manner and shall comply with all applicable laws, ordinances, orders, rules, and regulations of all legally constituted governmental authorities. Tenant shall not permit any nuisance on or in the Premises. Tenant will not use the Premises for lodging or sleeping purposes or for any immoral or illegal purposes. Tenant will conduct its business and occupy the Premises and will control its agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons and customers in such a manner so as not to create any nuisance or disturb any of the other tenants in the Building, or Landlord in its management of the Building, and so as not to injure the reputation of the Building. Tenant shall not use the Premises or allow or permit same to be used in any way or for any purpose that Landlord, in its sole discretion, deems to be hazardous. Tenant agrees to conduct its business according to the generally accepted written or unwritten code of ethics or business principles of the trade, business, or profession in which Tenant is engaged.

6.2     Landlord's Reservation of Rights.

(a)

Generally. Landlord or its agents shall have the right, at any reasonable time or times during the business hours of Tenant (or at such other times as the parties may agree upon), to enter the Premises to (i) inspect the Premises, (ii) make repairs, (iii) exhibit the Premises to prospective tenants or others, and (iv) perform any other services to uphold Landlord's obligations under this Lease (or Tenant's obligations if Tenant is delinquent in upholding such obligations). Landlord shall immediately repair any damage to the Premises occasioned by the exercise of its rights hereunder. In the event of an emergency, in Landlord's sole opinion, Landlord may immediately enter the Premises with or without prior notice. The tenant's phone number is 508-277-9817.

(b)

Preparation for New Tenant. During the last ninety (90) days of the Term of this Lease, or any time after vacation of the Premises by Tenant, Landlord and Landlord's agents shall have the right to place signs in one or more conspicuous places upon the interior or exterior of the Premises advertising the Premises "For Rent." Any time after the vacation of the Premises by Tenant, Landlord and Landlord's agents shall have the right to decorate, remodel, repair, alter, or otherwise prepare the Premises for subsequent occupancy.

(c)

No Liability. Landlord may exercise any or all of the foregoing rights reserved without being liable for eviction, disturbance of the Tenant's use, possession, or quiet enjoyment of the Premises, or any injury, inconvenience, or interference with Tenant's business, and such entry shall not entitle Tenant to any abatement of Rent.

(d)

Miscellaneous. Landlord shall have the right to change the street address or the name of the building or the designation of the Premises or the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs, or other public parts of the building, without liability to Tenant, and to designate all sources for signs, pest control services, air conditioning services, repairs and maintenance or other similar services required in the maintenance or repair of the Premises or within the Building.

(e)	Exclusivity. Landlord shall have the right to grant anyone the exclusive privilege of conducting any particular business or activity in the Building not in derogation of Article 1.8 of this Lease.

(f)

Alterations. At any time or times Landlord, either voluntarily or pursuant to government requirements, may, at Landlord's expense, make repairs, alterations or improvements in or to the building or any part thereof, and during such times may temporarily close entrance doors, corridors or other facilities. Without limiting the generality of the foregoing, Landlord shall specifically have the right to remove, alter and improve the exterior facade of the Building as the same may be constituted, or any part thereof.

6.3

Pass Keys. Landlord shall have the right to have pass keys to the Premises. In the event Tenant changes the locks on the doors, duplicate keys shall immediately be delivered to Landlord. Tenant agrees to use locksmith designated by Landlord on his list of Service Providers. This will insure compliance with fire regulations.

6.4

Control of Common Facilities by Landlord. In addition to the Premises, Tenant shall have the right to the non-exclusive use of the Common Facilities, including automobile parking areas, in common with Landlord and other tenants and their agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons and customers. However, the Common Facilities shall be at all times subject to the exclusive control and management of Landlord. Landlord shall have the right, from time to time, to:

(a)	establish, modify, and enforce reasonable rules and regulations with respect to the Common Facilities and to police same;

(b)	change the area, level, location, reservation, and arrangement of parking areas and other Common Facilities;

(c)

designate parking for employees, customers, or others and generally restrict parking by and enforce parking charges to tenants, their officers, contractors, agents, invitees, employees, servants, licensees, visitors, patrons, and customers; and

(d)

do and perform such other acts in and to the Common Facilities as, in the sole judgment of Landlord, are advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, contractors, agents, invitees, employees, servants, licensees, visitors, patrons, and customers.

Landlord shall operate and maintain the Common Facilities in such manner as Landlord shall determine from time to time, in its sole discretion.

ARTICLE VII

SIGNAGE, IMPROVEMENTS, ALTERATIONS,

REPAIRS. AND MAINTENANCE OF PREMISES

7.1

Signage. Tenant shall have the right to construct, erect, place, put, paint, maintain, and/or control certain signage on the Building for its business; provided. however, that any signage which is visible from outside of the Premises (including both interior signs in the Premises which are visible from outside of the Premises and exterior signs on the Premises, the Building, and/or the Property) shall be subject to Landlord's prior written approval (not to be unreasonably withheld) of the same (including, without limitation, final written approval over the location, size, content, material, and other characteristics of all such signs), and to Tenant's securing all relevant permits and/or approvals by governing authorities (including developmental approval). After receiving landlord's approval, such sign or signs must be installed and maintained so as to not cause damage to the Premises, the Building, and the Property and in compliance with all rules, regulations, laws, statutes, ordinances, and applicable governmental authorities. Tenant agrees to keep the same in a good state of repair and to defend, indemnify and hold harmless Landlord (and Landlord's principals, affiliates, employees, agents [including the managing agent], successors and assigns) from and against any Losses (as defined in Article 7.2(e) below) in connection therewith. Certain locations may not be allowed to post signage in some instances. In addition, so long as Tenant remains in possession of the Premises and is not in uncured default hereunder, Tenant's name may be displayed on any building directory or monument of the Building. Signage approval may also be required by the Lakewood Ranch Corporate Park Association Inc. All signage shall be at Tenant's expense.

7.2     Improvements and Alterations.

(a)	"As Is". Tenant has inspected the Premises and is satisfied with same and hereby accepts the Premises in its "as is" condition.

(b)

Structural Improvements. Tenant may not make any material or structural additions, alterations, and improvements (hereinafter referred to as "Structural Improvements"), including any Structural Improvements that may be contemplated as part of Tenant's Initial Improvements, without Landlord's prior written approval. Except as otherwise provided below, the Structural Improvements attached or made to the Premises prior to or during the Term of this Lease which cannot be removed without physical damage to the Premises shall become and be Landlord's property and, unless Landlord otherwise elects, shall be and remain part of the Premises at the termination of this Lease.

(c)

Non-Structural Improvements. Landlord agrees that Tenant may make, at its own expense, any minor, non-structural alterations, repairs, replacements, or additions to the Premises (hereinafter referred to as "Non-Structural Improvements"), provided that any such Non-Structural Improvements shall not lessen the value of the Building as it shall be at the Commencement Date. Except as otherwise provided below, the Non-Structural Improvements attached or made to the Premises prior to or during the Term of this Lease which cannot be removed without physical damage to the Premises shall become and be Landlord's property and, unless Landlord otherwise elects, shall be and remain part of the Premises at the termination of this Lease.

(d)

Construction and Maintenance of Improvements. Construction of any improvements by Tenant may be made only by a licensed, bonded, and insured contractor who has been approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant agrees that construction of the improvements shall be performed diligently and in a good and workmanlike manner and shall be expeditiously completed in compliance with all applicable laws, ordinances, orders, rules, regulations, and requirements, and in accordance with the rules and regulations of the local board of the Fire Insurance

Underwriters. Any construction that will interfere with other tenants' quiet enjoyment of their space (e.g. use of a jack hammer) must be accomplished during non-business hours.

(e)

No Liens. Tenant shall never allow a lien for work performed to the Premises to be filed against the Premises or the Property. Any such liens are expressly prohibited. Should any lien be filed on account of Tenant's improvements, Tenant shall satisfy same or cause such lien to be removed by bond within fifteen (15) days from the filing of the lien. Tenant agrees to indemnify and hold Landlord harmless from any and all claims, demand, and liability, including damage to person or property arising out of or in connection with any such work and including Landlord's reasonable attorney's fees and costs incurred if any lien is recorded against the Property as a result of Tenant's work. In order to comply with the provisions of Section 713.10, Florida Statutes, it is specifically provided that neither Tenant nor anyone claiming by, through, or under Tenant, including but not limited to contractors, subcontractors, material men, mechanics, and laborers, shall have any right to file or place any mechanics' or material means' liens of any kind whatsoever upon the Premises or the Property. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject Landlord's interest to any mechanic's or material men's lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord's interest or assets.

(f)

Removal of Improvements. By notice given to Tenant at the time Landlord approves improvements and/or at least thirty (30) days prior to the expiration of the Lease, Landlord may require that Tenant remove any or all Structural or Non-Structural Improvements which are made in or upon the Premises. In that event, Tenant shall remove such Structural or Non-Structural Improvements at Tenant's expense and shall restore the Premises to the condition existing before such Structural or Non-Structural Improvements were made, reasonable wear and tear excepted. If Landlord does not give Tenant such notice, then all such Structural or Non-Structural Improvements shall become and be Landlord's property and shall be and remain part of the Premises at the termination of this Lease.

(g)

Improvements by Landlord. Landlord agrees to paint interior with a color of tenant's choice. Landlord agrees to reimburse tenant for cost of replacing existing flooring with said cost not to exceed Three thousand five hundred ($3,500) dollars. This said cost shall include removal of existing flooring and installation of new. Tenant to provide Landlord with a sample for his approval. Landlord will reimburse Tenant upon completion of installation of new flooring. If Tenant chooses not to replace flooring, landlord will clean existing carpeting. Landlord will deliver space with all mechanical, electrical, and plumbing systems in good working condition.

7.3

Tenant's Property; Payment of Tangible Personal Property Tax. Subject to the provisions of this Article, Tenant may place Tenant's Property in the Premises. Tenant's Property shall be placed and maintained by Tenant, at its expense, in settings sufficient to absorb and prevent vibration, noise, and annoyance. Tenant covenants and agrees that all Tenant's Property of every kind, nature, and description which may be in or upon the Premises, the Building, and the Property during the Term hereof shall be at the sole risk of Tenant. Tenant hereby indemnifies Landlord and holds it harmless from and against any liability, loss, injury, claims, or suit resulting directly or indirectly there from except as may be caused by Landlord's willful misconduct. Tenant shall timely pay all tangible personal property tax on any and all of the Tenant's property subject to such tax, located within the Premises, including but not limited to furniture, furnishings, equipment and any and all other tangible personal property which is required to be disclosed on the tangible personal property tax return filed with the Sarasota County Tax Collector. Tenant's failure to pay its tangible personal property taxes when due, constitutes an event of default under the terms of this Lease.

7.4     Maintenance and Repair of the Premises.

(a)

Generally. Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition, and repair, including repairs to doors, locks, hardware, flooring, walls, ceilings, electrical fixtures, plumbing, plate glass, windows, and equipment in the Premises. Landlord will have the HVAC units of the Building covered by a service contract. Landlord shall remain responsible for the roof and structural repairs outside of the Premises. Tenant shall directly bear the cost of maintenance of lighting fixtures and replacement of lamps, bulbs, tubes, ballasts, and starters located in their Premises. Tenant shall maintain all areas of the Premises in a clean and sanitary condition. Tenant agrees to cooperate with Landlord's request for cleanliness and maintenance to the extent such requests are as a result of Tenant, it's agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons or customers or Tenant's operations. Landlord shall be responsible for pest control. Landlord will provide Tenant a list of Service Providers. The Tenant will contact these providers when service that is the Landlord's responsibility is required. Landlord will not be responsible for services provided by anyone not on this list without prior approval.

Landlord shall be responsible for all exterior pest control- Tenant shall be responsible for interior pest control.

(b)

Repair of Tenant's Damage. Tenant shall not in any manner deface, injure, or damage the Premises, the Building, or the Property, or any part thereof. Tenant shall promptly repair, at its own expense, or pay Landlord on demand for any such damage to the Premises, the Building, or the Property caused by any negligence or willful act or misuse or abuse (whether or not any such misuse or abuse results from negligence, or willful act) by Tenant or any of its agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons or customers.

(c)

Landlord's Responsibility. Landlord will be responsible for the repair, maintenance and replacement of all structural parts of the Building which are external to the Premises, including mechanical, electrical, plumbing, roofing, pest control and parking areas; provided, however, that Tenant shall be responsible for the repair, maintenance and replacement of all structural and non-structural aspects within the Premises (in accordance with Paragraph 7.4(a) above).

7.5     Services.

(a)

Generally. Tenant shall pay, when due, for all charges imposed by public and private utility companies for all utility services provided exclusively and/or primarily to the Premises (including, without limitation, electricity, recycling, telephone, internet, cable or satellite television). If any such services are not paid directly by Tenant, Landlord shall have the option to bill them back to Tenant based on actual or estimated usage. Landlord shall have the right to meter and to charge separately for such services in the future. Tenant shall use only office machines and equipment that operate on the Building's standard electric circuits but which in no event shall overload the Building's standard electric circuits from which Tenant obtains electric current.

(b)

Janitorial Service. Landlord shall provide and pay for janitorial service in the Common Facilities. Tenant shall be responsible and pay for janitorial service within the Premises. However, Tenant shall only provide such service through a qualified janitorial contractor or employee who is, and shall continuously be, reasonably satisfactory to Landlord. Although janitorial service within the Premises shall be Tenant's sole responsibility, Landlord shall have the right to reasonably assist Tenant in the direction and control of the performance of such janitorial service for the Premises.

(c)

No Liability. Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or any delay in furnishing any service hereunder when the failure or delay is occasioned, in whole or in part, by (i) repairs or improvements, (ii) strike, lockout, or other labor dispute, (iii) the inability to secure electricity, gas, water or other fuel, (iv) any accident or casualty whatsoever, or (v) any cause beyond the control of Landlord. No failure or delay shall be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve the Tenant from paying Rent or otherwise performing any of the obligations under this Lease. Landlord shall not be liable for injury to any person or property caused by any defects in the electrical, heating, ventilating or air conditioning systems, elevators, or water apparatus, or for any damages arising out of the failure to furnish any services.

ARTICLE VIII

CASUALTY AND CONDEMNATION

8.1     Casualty.

(a)

Landlord's Option to Restore or Terminate Lease. In the event of damage or destruction to the Premises by fire or other casualty, Landlord shall have the option to (i) repair and/or restore the Premises at Landlord's expense, or (ii) terminate this Lease. Landlord shall notify Tenant of the option selected by Landlord within thirty (30) days after such casualty event.

i.	If Landlord Terminates Lease. If Landlord opts to terminates this Lease, Landlord shall thereupon return all unearned rental monies and security deposits to Tenant.

ii.

If Landlord Repairs Premises. If Landlord opts to repair and/or restore the Premises, such shall be done within a period of one hundred eighty (180) days from the date of such casualty. Landlord shall not be responsible for any delay in repairing or restoring the Premises if such is due to governmental regulations, casualties and strikes, unavailability of labor and materials, and/or other causes beyond the control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from reasonable delays in repairing such damage to the Premises. The Premises shall be restored at least to the character and appearance of the Premises immediately prior to the casualty. This Lease shall continue in full force and effect; provided, that if such damage or destruction shall be of such extent that the conduct of Tenant's business is materially affected during the period of repair and restoration, as determined by Tenant in its sole and absolute discretion, then the Modified Gross Rent which Tenant is obligated to make hereunder shall abate until the Premises have been fully and completely restored by Landlord and possession thereof is delivered to Tenant. Any Modified Gross Rent paid in advance shall be proportionately rebated (or credited against future payments of Rent). If Tenant can continue to conduct business in the Premises, as determined by Tenant in its sole and absolute discretion, but is deprived of the use of a part or parts of the Premises by reason of such casualty, then the Modified Gross Rent which Tenant is obligated to make hereunder shall equitably abate in proportion to the rental value of the space which Tenant is unable to use, in accordance with the procedure outlined in Article 8.3 below, until the Premises have been fully and completely restored by Landlord.

(b)	Tenant's Property. In the event of a casualty, all repairs to and replacement of Tenant's Property and improvements shall be made by, and at the sole expense of, Tenant.

(c)

Damage by Tenant. In no event shall any Rent abate if the damage or destruction is caused by the willful act, negligence, misuse, or abuse (whether or not any such misuse or abuse results from negligence or willful act) of the Tenant or any of its agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons or customers, and Landlord is prejudiced thereby in respect to collection of proceeds from any insurance policy covering the Premises. Landlord shall have no liability under any circumstances for any business losses of Tenant, or for any losses to Tenant's Property, fixtures, and improvements to the Premises made by Tenant or which Tenant is responsible to maintain. Tenant shall pay Landlord on demand for any damage to the Premises, the Building, and the Property caused by any negligence or willful act or misuse or abuse (whether or not any such misuse or abuse results from negligence or willful act) by Tenant or any of its agents, employees, contractors, licensees, invitees, officers, servants, visitors, patrons or customers.

8.2     Condemnation.

(a)

Generally. In the event that all or any portion of the Premises or the Property are taken under condemnation proceedings, or by sale under threat of condemnation, Tenant shall have no right to any portion of the condemnation award. Landlord shall have no responsibility to restore or to compensate Tenant for any taking by condemnation of the Premises, or the Property, or Tenant's Property. Nothing contained herein shall preclude a separate award being made to Tenant by the condemning authority for loss of business, or depreciation to, and costs of removal of, Tenant's Property and improvements.

(b)

Tenant's Right to Terminate Lease. In the event that the portion or amount of the Premises taken by condemnation or by sale under threat of condemnation is such as to preclude Tenant from effectively conducting Tenant's business, then Tenant shall have the right to terminate this Lease, which right shall be exercised, if at all, by Tenant so notifying Landlord in writing within fifteen (15) days after the taking or conveyance of the Premises. Time is of the essence with respect to the giving of such notice.

i.	If Tenant Terminates Lease. If Tenant opts to terminates this Lease, Landlord shall thereupon return all unearned rental monies and security deposits to Tenant.

ii.

If Tenant Does Not Terminate Lease. If Tenant does not opt to terminate this Lease, then this Lease shall continue in full force and effect. If the portion of the Premises taken is such that Tenant is not materially affected in the conduct of Tenant's business, then there shall be no abatement of Modified Gross Rent to be paid hereunder as though such property was not taken. If, on the other hand, the taking of a portion of the Premises is such as to materially affect the conduct of Tenant's business, then and in that event Tenant shall have the right to an equitable abatement of Modified Gross Rent, in accordance with the procedure outlined in Article 8.3 below.

8.3

Procedure for Determining Equitable Abatement. Landlord and Tenant shall try to agree upon an equitable abatement of Modified Gross Rent pursuant to Article 8.1 or 8.2, as the case may be. If the parties cannot agree within a reasonable period of time, then the same shall be referred to a panel of three (3) arbitrators, one of whom is appointed by each party, and the third appointed by the first two arbitrators. The three (3) arbitrators shall meet within ten (10) days of appointment and then and there determine a fair, equitable abatement of Modified Gross Rent. Both parties covenant and agree to be bound by the arbitration decision. The cost of the arbitrators shall be shared equally by Tenant and Landlord.

ARTICLE IX

TENANT'S COVENANTS

9.1

Indemnification. Tenant hereby indemnifies and covenants to save Landlord, its agents, officers, representatives, contractors, and employees harmless from and against any and all claims, liabilities, or penalties asserted by or on behalf of any individual, person, firm, corporation, public authority, or any other entity on account of or based upon the following:

(a)

any injury to person, or loss of or damage to tangible personal property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence, or misconduct of any person other than Landlord or its servants, agents, or employees;

(b)

any injury to person, or loss of or damage to tangible personal property, sustained or occurring in or about the Premises, the Property, or on or about the Common Facilities, sidewalks, approaches, roof, or other appurtenances and facilities used in connection with the Property or the Premises arising out of the use or occupancy of the Property or the Premises by Tenant or by any person claiming by, through, or under Tenant, and caused by the act, omission, fault, negligence, or misconduct of any person other than Landlord or its servants, agents, or employees; and

(c)

any work or thing whatsoever done by Tenant on the Premises during the Term and during the period of time, if any, prior to the Commencement Date when Tenant may have been given access to the Premises;

(d)	in respect of any of the foregoing, all costs, expenses, reasonable attorney's fees, and liabilities incurred in or in connection with any such claim, or any action or proceeding brought thereon.

If any action or proceeding is brought against Landlord on account or by reason of any of the foregoing claims, Tenant shall, at Tenant's expense, defend such claim, action, or proceeding. The provisions of this Article shall survive the expiration or termination of this Lease.

9.2     Tenant's Assumption of Risk.

(a)

Damage Caused by Premises. Tenant assumes the risk of, and Landlord shall not be liable or responsible to Tenant or to those claiming by, through, or under Tenant for the condition of the Premises or any injury or damage to persons, tangible personal property, or to the operation of Tenant's business resulting from the condition of the Premises, the Building, or the Property and/or cessation of operations or malfunction of any equipment or apparatus serving the Premises including (i) fire, explosion, falling plaster, sick building syndrome, or broken glass, (ii) gas, electricity, or electrical disturbance, (iii) any dampness, water, rain, or leaks from pipes, appliances, plumbing works, the roof, the street, or subsurface, or any other part of the Property, (iv) any latent or apparent defect or change of condition in the Premises, the Building, the Property, or the Common Facilities, (v) crime, accident, or natural disorder, (vi) electrical, mechanical, or plumbing equipment, or (vii) any other cause of whatever nature, unless caused by or due to the willful misconduct of Landlord. The Premises is leased subject to any and all conditions that an accurate examination of the Premises would disclose.

(b)

Damage Caused by Other Tenants. Tenant assumes the risk of, and Landlord shall not be liable or responsible to Tenant or to those claiming by, through, or under Tenant for, any damages caused from any act, negligence, or misuse of co-tenants or other occupants of other parts of the Property, or any owners or occupants of adjacent or contiguous property.

(c)

Damage Caused by Others. Tenant assumes the risk of, and Landlord shall not be liable or responsible to Tenant or to those claiming by, through, or under Tenant for, any theft of or damage to any personal property or other property brought into the Premises or onto the Property by Tenant, its employees, agents, contractors, licensees, invitees, officers, servants, visitors, patrons or customers, or any damage to Tenant's Property stored in the Premises or any property of Tenant in the Property or entrusted to persons employed to provide services in the Property, or caused by construction operations of any private, public, or quasi-public person or entity, nor any other cause not the result of the willful misconduct of Landlord.

(d)

Acts of God and Similar Causes. Tenant assumes the risk of, and Landlord shall not be liable or responsible to Tenant or to those claiming by, through, or under Tenant for, any and all losses or damages to any property or person occasioned by fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority, or other matter beyond the reasonable control of Landlord.

9.3

Rules and Regulations and Governmental Regulations. Tenant will faithfully observe and comply with all existing and future rules and regulations of the Property promulgated by Landlord, together with all laws, rules, regulations, requirements, or ordinances imposed, from time to time, by any federal, state, county, or municipal or other local governmental authorities which have jurisdiction over Tenant. At the present time there are no published rules and regulations/

9.4

Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13221; (4) en●gaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Antiterrorism Law" is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 ofthe USA Patriot Act. As used herein "Executive Order No. 13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism," "Prohibited Person" is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, or (iii) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. ● "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56).

ARTICLE X

INSURANCE

10.1

Types of Coverage Required. At all times subsequent to the Commencement Date and during the full term, Tenant shall keep the Premises covered, at Tenant's sole cost and expense, by the following types of insurance:

(a)

Fire and extended coverage multi-peril insurance in an amount equal to 100% of the full replacement cost of Tenant's Property. Any policy providing such coverage shall contain the so called special coverage all risk endorsement and the full replacement cost endorsement.

(b)

Coverage against claims for personal injury or property damage under a policy of commercial general liability insurance (to be written on an "occurrence" basis, not a "claims made" basis), with limits of at least One Million Dollars ($1,000,000) per occurrence, and One Million Dollars ($1,000,000) in the aggregate per policy year, for bodily injury or death and property damage liability.

(c)	Flood insurance in an amount equal to 100% of the full replacement cost of Tenant's Property, if the Premises are located on the ground floor of the Building.

(d)	Workers compensation coverage and coverage against such other hazards and in such amounts as the holder of any mortgage to which this Lease is subordinate may from time to time require.

10.2	Policies' Requirements. All insurance policies required to be maintained by Tenant shall be obtained through insurers with recognized responsibility and/or ratings acceptable to Landlord and shall:

(a)	name Tenant, Landlord, and Landlord's managing agent as additional named insured's;

(b)	Deleted.

(c)

to the extent obtainable, provide that any loss shall be payable to Landlord or to the holder of any mortgage notwithstanding any act or omission of Tenant (other than non-payment of premiums) which might otherwise result in forfeiture of such insurance; and

(d)

to the extent obtainable, contain an agreement by the insurers that such policies shall not be canceled without at least ten (10) days prior written notice to Landlord and to the holder of any mortgage to whom loss hereunder by be payable.

10.3

Delivery of Evidence of Policies. Within fifteen (15) days after the Commencement Date, Tenant shall promptly deliver to Landlord reasonably satisfactory proof of insurance (such as a duplicate policy, binder, or Certificate or Evidence of Insurance, as appropriate) that Tenant has complied with the requirements in this Article. Within fifteen (15) days after the premium of each such policy is due, Landlord shall be furnished with satisfactory evidence of payment of such premium.

10.4

Increase in Landlord's/Other Tenants' Premiums. If, because of anything done, caused, or permitted to be done by Tenant, the insurance premiums for Landlord's or other Tenants' insurance policies with respect to the Property and/or businesses being conducted thereon shall be higher than they would otherwise be, Tenant shall reimburse Landlord and such other Tenants for the additional premiums paid within ten (10) days after receiving proof of such payment and a statement reflecting the amount of the increase.

10.5

Landlord to Purchase Insurance on Tenant's Behalf. If Tenant fails to provide for the coverage's required to be provided herein, Tenant authorizes Landlord to purchase such coverage on Tenant's behalf and at Tenant's sole cost.

ARTICLE XI

ASSIGNMENTS

11.1

Assignment by Tenant Requires Landlord's Consent. Tenant may not assign, transfer, sublet, mortgage, pledge, or otherwise encumber (hereinafter collectively referred to as an "assignment") this Lease or the Premises or any part thereof without prior written consent of Landlord, as more fully described below. The consent by Landlord to an assignment of this Lease shall not in any way be construed to relieve Tenant from obtaining Landlord's written consent to any further assignment. An attempted transfer of an interest in this Lease or the Premises without Landlord's prior written approval shall be null and void. In the event of a request by Tenant to Landlord to approve an assignment, Tenant shall reimburse to Landlord the reasonable costs and value of time invested by Landlord in determining the proposed assignee's acceptability, which reimbursement shall be a condition of approval. Such reimbursement shall also include all legal fees and disbursements incurred relative to the same; provided, however, that Tenant's reimbursement shall in no event exceed One Thousand Dollars ($1,000) per request.

11.2        Tenant Still Liable. Notwithstanding any such assignment, Tenant shall at all times remain fully responsible and liable for the payment of Rent and other sums of money due hereunder and for the performance and compliance of all of the obligations of Tenant under the terms, covenants, and conditions of this Lease.

11.3

Requirements for Assignment by Tenant. After Tenant obtains Landlord's consent, any assignment of this Lease shall be upon the express condition that the assignee and Tenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee agrees to be personally bound by the terms, covenants, and conditions of this Lease and shall contain the agreement of the assignee there under that, upon default of this Lease and upon Landlord's written request, it will pay all rents under the assignment directly to Landlord. If this Lease, the Premises, or any part thereof is assigned or occupied by anyone other than Tenant, Landlord, after default by Tenant hereunder, may collect Rent from such assignee or occupant, as the case may be, and apply the amount collected to the Rent due hereunder. No such assignment, occupancy, or collection shall be deemed a waiver of the requirements set forth in this Article or be deemed the acceptance by Landlord of such assignee or occupant as a tenant or be deemed a release of Tenant from the future performance by Tenant of its obligations contained in this Lease. Tenant shall be liable for all expenses, including leasing expenses, associated with any assignment.

11.4

Further Requirements for Certain Assignments by Tenant. If Landlord consents to a proposed assignment of all or substantially all of the Premises, then in addition to the other requirements of an assignment as set forth in this Article, the written instrument of consent shall be executed and acknowledged by Landlord, Tenant, and the assignee and shall contain provisions substantially similar to the following:

(a)

Assignee's Defaults. Tenant and the assignee hereby agree that, if the assignee shall be in default of any obligation of assignee under the assignment, which default also constitutes a default by Tenant under this Lease, then Landlord shall be permitted to avail itself of all of the rights and remedies available to Tenant, as Landlord, in connection with such assignment.

(b)

Landlord's Rights. Without limiting the generality of the foregoing, Landlord shall be permitted (by assignment of a cause of action or otherwise) to institute an action or proceeding against the assignee in the name of Tenant in order to enforce Tenant's rights under the assignment, and also shall be permitted to take all ancillary actions (e.g., serve default notices and demands} in the name of Tenant as Landlord reasonably shall determine to be necessary.

(c)

Tenant's Cooperation. Tenant agrees to cooperate with Landlord, and to execute such documents as shall be reasonably necessary, in connection with the implementation of the foregoing rights of Landlord.

(d)

Tenant Remains Liable. Tenant expressly acknowledges and agrees that the exercise by Landlord of any of the foregoing rights and remedies shall not constitute an election of remedies, and shall not in any way impair Landlord's entitlement to pursue other rights and remedies directly against Tenant.

11.5	Assignment Does Not Affect Permitted Use. No assignment or use of the Premises shall affect the Permitted Use of the Premises as provided for in this Lease.

11.6         Assignment for Higher Rent. If Tenant makes an assignment for Rent higher than that stated in this Lease, one-half (1/2) of the increased Rent shall be paid to the Landlord, and one-half (1/2) of the increased Rent may be retained by the assignor.

11.7

Landlord May Lease to Assignee. Notwithstanding anything in this Article to the contrary, in the event Tenant wishes to assign this Lease, Landlord may instead choose to release Tenant under this Lease and enter into a new lease directly with the proposed assignee, instead of consenting or not consenting to the proposed assignment. Landlord may exercise this option at its sole discretion. Landlord may condition any such release of Tenant hereunder on the execution of a new lease with the proposed assignee on such terms and conditions as Landlord may, in its sole discretion, desire.

11.8	Assignment by Landlord. Landlord may assign, transfer, mortgage, pledge, or encumber its interest in this Lease, the Property, or the Premises for any purpose. Additionally, if

Landlord's transferee agrees in writing to assume all of Landlord's obligations hereunder, Landlord shall be deemed released from its obligations hereunder.

ARTICLE XII

DEFAULT

12.1

Default: Remedies. If Tenant defaults in the payment of any rent obligation or other payment when due under the terms of this Lease, and such default in payment continues for a period of three (3) business days after receipt by Tenant of written notice thereof (Tenant hereby acknowledges that it shall be responsible for any late payment penalty provided for in Paragraph 4.1 above that is incurred during or after such cure period), or in the event the Tenant abandons or repudiates this Lease in writing before the expiration of the Term, or commits any other act or omission constituting a breach of this Lease, and such breach continues for a period of thirty (30) days after receipt by Tenant of written notice thereof, or if there is a receiver appointed to take possession of all or substantially all of Tenant's Property or if there is a general assignment by Tenant for the benefit of creditors, or if Tenant, either voluntarily or involuntarily, files for protection under the United States Bankruptcy Act (except for an involuntary filing that Tenant causes to be lifted or withdrawn within sixty (60) days), all of which shall constitute breaches of this Lease by Tenant, then in such event, the Landlord may at its sole and exclusive discretion:

(a)

Terminate this Lease, effective upon delivery of written notice to Tenant, at which time Tenant shall pay to Landlord, and Landlord shall be entitled to recover as liquidated damages, in order to cover the unknown costs and expenses associated with termination and re-letting of the Premises and because of the uncertainty of Landlord's ability to find a new tenant(s), Landlord shall receive from Tenant, the then present value of the Monthly Modified Gross Rent plus applicable sales tax thereon , multiplied by six (6) months (which the parties hereto agree is a reasonable estimate or forecast of Landlord's actual damages in such instance); and Landlord shall have the immediate right to re- entry and may remove all persons and property from the Premises, by summary legal process or otherwise; or

(b)

Elect to re-enter and retake possession of the Premises without terminating this Lease, in which case Tenant shall not be deemed released from its obligations to pay Rent hereunder (including both Modified Gross Rent and Sales Tax reserved for the entire remainder of the stated Term shall, at the Landlord's option, be accelerated and become immediately due and payable by Tenant to Landlord. In no event shall Landlord be required to postpone or delay its lawsuit or action for damages or accelerated rent until the date when the Term would have expired or until such Rent would have become payable, had the Rent not been accelerated; provided however, that the option set forth in this subparagraph (b) shall not diminish in any respect Landlord's duty to mitigate its damages resulting from any breach giving rise to Landlord's exercise of this option; or

(c)

Elect to re-enter and retake possession of the Premises without terminating this Lease, for the account of Tenant, and Landlord shall make good faith efforts to re-let the Premises on as favorable terms, conditions and Rent as Landlord can reasonably obtain. In such case, Tenant shall be liable for Landlord's reasonable incidental and consequential damages including but not limited to, the cost to re-let the Premises, including but not limited to the reasonable cost of remodeling and/or building out the Premises for new tenant(s), the reasonable costs of realtor, broker or other commissions paid in connection with such re-letting, all reasonable attorney's fees and costs incurred in connection with removing Tenant and in collecting sums due Landlord from Tenant and in negotiating and drafting the new leases(s), and for any deficiency in rent to be received by Landlord as a result of any such re-letting of the Premises, in which event the rents received by Landlord from such re-letting shall be applied, first, to the payment of any costs and expenses Landlord incurs in regaining possession of the Premises from Tenant, including attorney's fees, second, to the payment of any costs and expenses of such re-letting including but not limited to brokerage fees, costs of such alterations and repairs as described above, and third, to the amount of rent and other charges payable by Tenant under the terms of this Lease. Tenant shall be liable to Landlord for any resulting deficiency in rents received after application of the foregoing costs, compared with rents to be received under the terms of this Lease.

12.2

Re-entry Not a Termination. No re-entry or taking of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless written notice of such intention to terminate the Lease is given to Tenant, or the Premises are re-let, or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any such re-letting or other action by Landlord, as described above, Landlord may at any time, elect to terminate this Lease for any breach, in which case Landlord shall be entitled to recover its damages described in Paragraph 12.1(a) above.

12.3

Legal Fees. In the event Tenant defaults or breaches any term or condition or covenant of this Lease, and Landlord is put to the necessity of retaining an attorney as a result of such default or breach, then Tenant agrees to pay Landlord's reasonable attorney's fees, paralegal fees, legal assistant fees and court costs and expenses associated with Tenant's default or breach, including but not limited to all such fees and costs through trial and all appeals.

12.4

Waiver of Notice. TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT WHICH TENANT MAY HAVE UNDER FLORIDA STATUTE §83.20 OR ANY SUCCESSOR OR REPLACEMENT STATUTE OR AMENDMENT OR MODIFICATION TO SUCH STATUTE, OR UNDER ANY OTHER LOCAL, STATE OR FEDERAL LAW, ORDINANCE, RULE OR REGULATION, TO RECEIVE ADVANCED NOTICE OF ANY DEFAULT OR OTHER NOTICE OF ANY DEFAULT OR OPPORTUNITY TO CURE ANY DEFAULT. TENANT'S RIGHTS IN THE EVENT OF DEFAULT SHALL BE LIMITED TO THE

RIGHTS (INCLUDING, WITHOUT LIMITATION, THE RIGHTS TO NOTICE AND CURE OF DEFAULTS) SET FORTH IN THIS LEASE.

12.5	Except as otherwise expressly set forth in this Lease, Tenant shall have any and all remedies available to it at law or in equity for a breach of Landlord hereunder.

ARTICLE XIII

MISCELLANEOUS

13.1

Surrender of Possession. At the expiration or earlier termination of this Lease, Tenant shall promptly quit and peaceably yield up to Landlord the Premises, together with any improvements made and designated to remain in the Premises, to Landlord broom-clean and in the same condition as they were on the Commencement Date, except for reasonable wear and tear.

13.2

Holdover. Any holdover by Tenant without a written agreement to extend its occupancy beyond the expiration of this Lease, as extended or renewed, shall cause the Modified Gross Rent to be increased fifty (50) percent. During such time as Tenant shall continue to hold the Premises after the expiration of this Lease, as extended or renewed, Tenant shall be regarded as a Tenant from month-to-month; subject, however, to all the terms, provisions, covenants, and agreements on the part of Tenant hereunder. Tenant shall be liable to Landlord for all damage which Landlord shall suffer by reason of Tenant's holding over and Tenant shall indemnify, defend, and hold Landlord harmless against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

13.3

Notices. Any notice or demand by Tenant to Landlord shall be given in writing personally, by registered or certified mail (return receipt requested), or by private overnight carrier (e.g. Federal Express), addressed to Landlord at the address at the head of this Lease, or at such other address indicated to Tenant in writing. Any notice or demand by Landlord to Tenant shall be given in writing personally, by registered or certified mail (return receipt requested), or by private overnight carrier (e.g. Federal Express), addressed to Tenant at the Premises. Notice shall be deemed effective upon receipt.

13.4

Cross Default. If Tenant has another lease for any other space in this Building and, after executing this Lease, the term of such other lease is terminated or made terminable because of any default of Tenant under such other lease, such default shall, ipso facto, constitute a default hereunder and Landlord shall have the option to proceed in accordance with the terms of Article XII above as a result of such default.

13.5	Non-Smoking Building. Tenant acknowledges that the Building is designated a "non smoking building" and therefore shall not smoke cigarettes, cigars, or pipes in the

Building, nor allow its employees, agents, representatives, or clients/customers to smoke in the Building.

13.6

ADA. Landlord acknowledges that it is aware that Title Ill of the ADA became effective on January 26, 1992. It shall be Tenant's responsibility to comply with applicable provisions of the ADA within the Premises occupied by Tenant.

Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Property or the Premises; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Property or the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Property or the Premises. Landlord shall have the right to provide information and copies of notices regarding violations or alleged violations of the ADA to other tenants.

13.7	Quiet Enjoyment. So long as Tenant shall uphold its obligations and covenants of this Lease, Tenant shall and may peaceably and quietly have, hold, and enjoy the Premises for the Term.

13.8

Limitation of Landlord's Liability/Negation of Personal Liability. The term "Landlord" as used in this Lease so far as obligations to be performed by Landlord are concerned is limited to mean and include only the owner or owners of the Property at the time in question. In the event of any transfer or transfers of title to the Property, the Landlord herein named and, in case of any subsequent transfers or conveyances, the then grantor shall be automatically relieved from liability hereunder, after the date of such transfer or conveyance on the part of the Landlord contained in this Lease or on the part of Landlord's assigns. This Paragraph does not release Landlord from liability for matters, acts, occurrences, or obligations arising before such conveyance and transfer.

Moreover, Tenant agrees that Landlord's principals and agents have no personal liability under any provision of this Lease. Tenant agrees to look solely to Landlord's equity or estate in the Property, subject to the rights of the holder of any mortgage thereon, as the sole asset for collection of any claim, judgment, or damages or enforcement of any other judicial process requiring payment of money. Tenant agrees that no other assets of Landlord or any principal or agent of Landlord shall be subject to levy, execution, or other procedures for satisfaction of Tenant's rights or remedies.

13.9

Short Form Lease. Tenant shall, if so requested by Landlord at any time, execute a short form Lease in recordable form setting forth the name of the parties, the Term of the Lease, and the description of the Premises. This Lease or any memorandum hereof shall not be recorded in the public records without Landlord's prior written consent.

13.10     Subordination.

(a)

Generally. This Lease is subject and subordinate in all aspects to (i) any mortgage or security instrument (hereafter a "Mortgage") which may now or at any time hereafter be placed on or affect this Lease, the Building, the Property, or the Premises, or Landlord's interest or estate therein, (ii) each advance made or hereafter to be made under any such Mortgage, (iii) all renewals, modifications, consolidations, replacements, and extensions thereof and all substitutions therefore, and (iv) to such mortgagee's exercise of all other rights regarding the Premises or the Property. This Article shall be self operative and no further instrument of subordination shall be required.

(b)

Confirmation of Subordination. In confirmation of such subordination, Tenant shall execute and deliver, within seven (7) days of receipt, any certificate acknowledging or confirming such subordination and any other terms that Landlord or any mortgagee, secured interest holder, or their respective successors in interest may request from time to time. In the event Tenant shall fail or neglect to execute, acknowledge, or deliver any such subordination certificate, Landlord, in addition to any other remedies it may have, may, as the agent and attorney-in-fact of Tenant, execute, acknowledge and deliver same.

(c)

Mortgagee May Cure Default. If the Premises or the Property is, at any time, subject to a mortgage, and if Tenant has received written notice, any mortgagee shall have the right, but not the obligation, to cure any default on the part of the Landlord of its obligations under this Lease. Tenant shall accept any cure offered by any such mortgagee as if it were made by Landlord.

13.11

Radon Gas - Notice to Prospective Tenant. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the County Public Health Unit, pursuant to Section 404.056(6), Florida Statutes.

13.12

Hazardous Materials. Tenant agrees that the Premises or the Property shall not be used for the discharge or storage of any "hazardous substance" as such term may be defined in any federal, state, or local statute, rule, regulation, or ordinance. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorney's fees, paralegal's fees, and legal assistant's fees, costs of any settlement or judgment in claims of any and every kind, whatsoever paid, incurred, or suffered by or served against Landlord, by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Premises, in connection with Tenant's operations thereon, of any hazardous substance, including any such loss or liability arising under the Comprehensive Environmental Response,

Compensation and Liability Act, and any similar federal, state, or local laws or ordinances. If Tenant receives any notice of: (i) the happening of any material event involving the escape, seepage, leakage, spillage, discharge, emission, release, or clean up of any hazardous substance on the Premises in connection with Tenant's operations thereon, or (ii) any complaint, order, citation, or material notice with regard to air emission, water discharge, or any other environmental health or safety matter affecting Tenant (an "environmental complaint") from any person or entity, Tenant shall immediately notify Landlord orally and in writing of said notice. Any breach of any warranty or representation contained in this Article 13.13 shall be an event of default under Article 12.1(c) of this Lease.

13.13

Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR CLAIM OR INJURY OR DAMAGE. TENANT HEREBY AGREES THIS LEASE ORA COPY THEREOF MAY BE MADE A PART OF THE RECORD IN ANY LITIGATION TO ENFORCE THE TERMS AND CONDITIONS OF THIS LEASE.

13.14

Relationship of the Parties. The parties agree that payments to Landlord under this Lease are rental for the use of the Premises and nothing herein shall be deemed or construed to make Landlord a partner or associate of Tenant in the conduct of any business, or render Landlord liable for any debts, liabilities, or obligations incurred by Tenant in the conduct of any business. Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between Landlord and Tenant; it being understood and agreed that neither the method of computing rent nor any other provision contained here nor any acts of Landlord and Tenant shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

13.15

Abandonment. Tenant is expected to occupy the Premises. If Tenant has removed substantially all belongings and ceased to utilize the Premises for more than five (5) continuous days, the Premises will be considered to have been abandoned; provided, that the period of vacancy can be increased by the mutual written consent by both parties. No period of vacancy or abandonment shall relieve Tenant of its obligations under this Lease. By signing this rental agreement, Tenant agrees that upon surrender or abandonment, Landlord shall not be liable or responsible for storage or disposition of Tenant's personal property.

13.16

Estoppel Certificates. Tenant shall, at any time and from time to time, within fifteen (15) days after receipt of a written request from Landlord, execute, acknowledge, and deliver to Landlord (or such other persons or entities as Landlord may request), a certificate executed by Tenant in a form reasonably satisfactory to Landlord certifying (i) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified, and stating the modifications), (ii) the amount of Monthly Modified Gross Rent, (iii) the dates to which Rent has been paid in advance, (iv) the amount of the Security Deposit, and (v) any other information reasonably requested by Landlord. If Tenant fails to execute and deliver any such certificate within fifteen (15) days after such request, then (i) such failure shall constitute a material default by Tenant under this Lease, and in such event Tenant agrees to pay to Landlord as liquidated damages there for (and in addition to all equitable remedies available to Landlord) an amount equal to $150.00 per day for each day that Tenant fails to so deliver such certificate to Landlord after the expiration of the fifteen (15) day period, and (ii) Tenant irrevocably appoints Landlord as its attorney-in-fact, in Tenant's name, to execute such instrument.

13.17

Security Interest of Landlord. To secure the payment of Rent and the performance of Tenant's other obligations hereunder, Tenant hereby grants Landlord a first priority security interest (pursuant to the Uniform Commercial Code of the State of Florida) in all the personal property of Tenant in or about the Premises and/or the Property or that may be placed therein during the Term of this Lease. Notwithstanding any other provision hereof to the contrary, no fixtures or personal property of Tenant shall be removed from the Premises and/or the Property after the occurrence of a default under this Lease, unless Landlord gives its specific prior written consent. Tenant shall from time to time execute any financing statement and other instruments necessary to perfect the security interest granted herein and to carry out the terms of this Article. Upon the occurrence of an event of default by Tenant under this Lease, Landlord shall have the option, in addition to any other remedies provided herein or by law, to enter upon the Premises with or without the permission of Tenant and take possession of any and all personal property of Tenant situated on the Premises and/or the Property without liability for trespass or conversion and to enforce the security interest hereby granted in any manner provided by law or equity. Notwithstanding anything to the contrary in this Paragraph 13.18, Landlord acknowledges that Tenant may enter into one or more personal property lease agreements or financing arrangements for furniture, fixtures and/or equipment to physically be located at the Premises. In the event that a lender, financier or equipment lessor requires a Landlord Lien Waiver or Subordination Agreement to be signed by Landlord as acknowledgment of such, Landlord hereby agrees to furnish said Landlord Waiver or Subordination Agreement with respect to such of Tenant's Property as shall be the subject matter of said loan, financing arrangement or equipment lease.

13.18     Tenant Entity or Individual.

(a)

Tenant is an Entity. If Tenant executes this Lease as an entity (including but not limited to a corporation, general or limited partnership, limited liability company, limited liability partnership, etc.), then each of the persons executing this Lease on behalf of Tenant does hereby covenant, warrant, and represent that Tenant is a duly organized and validly existing entity, that Tenant has and is qualified to do business in the State of Florida, that the entity has full right and authority to enter into this Lease, and that each and all persons signing on behalf of the entity were authorized to do so. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.

(b)

Tenant is an Individual. If Tenant executes this Lease as an individual, Tenant does hereby covenant, warrant, and represent that his/her legal residence address and social security number is that set forth below his/her signature on this Lease.

13.19	Time is of the Essence. Time is of the essence in fulfilling all terms and conditions of this Lease.

13.20

Waiver. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in this Lease, shall not be construed as a waiver of or a relinquishment thereof for the future. The consent or approval of Landlord to or of any act by Tenant of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

13.21

Entire Agreement: Modification. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Tenant hereby declares that in entering into this Lease, Tenant relied solely upon the statements contained in this Lease and fully understands that no agents or representatives of Landlord have authority to in any manner change, add to, or detract from the terms of this Lease. This Lease cannot be changed or terminated orally, and may only be amended by a writing signed by both parties.

13.22

Invalidity of Particular Provisions. If any term or provision of this Lease shall be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall remain in full force and effect. If the application of any term or provision of this Lease to any person or circumstance shall to any extent be invalid or unenforceable, such term or provision shall remain applicable as to those persons or circumstances to which it shall be valid and enforceable. Each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

13.23

Cumulative Remedies. The various rights and remedies contained in this Lease and reserved to Landlord shall not be exclusive of any other right or remedy of such party, but shall be constructed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, or by statute.

13.24

Gender; Grammar. The masculine, feminine, or neuter gender, wherever used herein, shall be deemed to include the masculine, feminine, and neuter whenever and wherever applicable herein. Whenever the singular is used it shall be deemed to include the plural whenever and wherever applicable herein, and vice versa.

13.25

Captions; Headings. The captions contained herein are for the convenience of the parties and are not a part of, nor do they limit, modify, amplify, explain, or aid in the interpretation, construction, or meaning of any provisions of this Lease.

13.26

Joint Tenants. If Tenant shall be two or more persons or entities, each such person or entity shall be jointly and severally liable for the payment of all sums due to Landlord from Tenant under this Lease and the performance of all of Tenant's covenants, agreements, and obligations under this Lease.

13.27

Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.28	Exhibits and Schedules. Each and every Exhibit and Schedule to this Lease is hereby incorporated herein and is made an integral part hereof.

13.29

Successors and Assigns. The provisions of this Lease shall bind and inure to the benefit of Landlord, Tenant, and their respective successors, heirs, legal representatives and (where permitted) assigns.

13.30

Time Periods/Due Dates. All time periods measured in days in this Lease shall refer to calendar days, not business days; provided, however, that if the due date of any payment or the last day of any time period provided herein falls on Saturday, Sunday, or a federal or State of Florida holiday, such payment may be made on, and such time period shall not expire until, the next following business day.

13.31

Governing Law: Venue. The parties hereto agree that this Lease shall be governed by and construed under the laws of the State of Florida, and that any litigation brought by either party to interpret or enforce this Lease shall be brought in Sarasota County, Florida.

ARTICLE XIV

BROKERAGE

14.0

Brokerage. Landlord and Tenant each hereby represent and warrant to the other that unless noted below, it has not engaged, employed or utilized the services of any business or real estate brokers, salespersons, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in the Lease.

If it shown below that Landlord was represented by Wagner Realty, Landlord shall pay any commissions due Wagner Realty pursuant to the terms of a separate written agreement.

Signature	Capacity
/s/Kathleen Karloff	Chief and Principal Executive Officer and Director
Kathleen Karloff
/s/Robert J Bowdring	Director and Acting Chief Financial Officer (and acting principal accounting officer)
Robert J. Bowdring
/s/Kevin Doody	Director
Kevin Doody, MD